Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement (File No. 333-276173) of Aeries Technology, Inc. (f/k/a Worldwide Webb Acquisition Corp.) on Amendment No. 3 to Form S-1 of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Aeries Technology, Inc. (f/k/a Worldwide Webb Acquisition Corp.) as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021, which reports appear in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 1, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

February 26, 2024